Exhibit 10.1
SEVERANCE AGREEMENT AND GENERAL RELEASE
     This Severance Agreement and General Release (“Agreement”) is made and entered into by and between Global Traffic Network, Inc. (the “Company”), a Delaware corporation having a corporate business headquarters at 800 Second Avenue, 5th Floor, New York, New York, and Kenneth A. Casseri (“Mr. Casseri”), a resident of the state of New York.
BACKGROUND
     Mr. Casseri is President of Canadian Traffic Network ULC (“CTN”), an Alberta corporation and a wholly-owned subsidiary of the Company, and is an at-will employee of the Company.
     Mr. Casseri desires to resign as an officer of CTN effective immediately, and as an employee of the Company effective at the close of business on January 31, 2007; and the Company desires to accept his resignation, pursuant to the terms of this Agreement.
     The Company and Mr. Casseri, desiring to terminate their relationship amicably and resolve any and all existing and potential disputes between them, and in consideration of the obligations and undertakings set forth below, now agree as follows:
     1. Obligations of the Company. The Company will continue to pay Mr. Casseri his regular salary, less income tax and other legally required withholding, through January 31, 2007. In addition, provided Mr. Casseri signs this Agreement and does not exercise his right to revoke his waiver of certain discrimination claims as more fully set forth below, the Company agrees to provide him the following payments and benefits:
     (a) The Company shall pay Mr. Casseri the sum of One Hundred Fifty Thousand Dollars ($150,000). Provided Mr. Casseri signs this Agreement and does not exercise his right of revocation set forth in Section 4 below, such payment shall be made in a lump sum on the later of (i) February 1, 2007, or (ii) the tenth (10th) calendar day after Mr. Casseri signs this Agreement. The payment described in this Section 1(a) will be less income tax and other legally required withholding and any deductions that Mr. Casseri voluntarily authorizes in writing.
     (b) The Company agrees to reimburse Mr. Casseri for the regular monthly lease payments of $839.99 for the automobile currently leased by Mr. Casseri, for the remainder of the current term of the automobile lease.
     2. Obligations of Mr. Casseri.
     (a) Mr. Casseri hereby resigns as an officer of CTN effective immediately, and as an employee of the Company effective at the close of business on January 31; and the Company accepts his resignation. Mr. Casseri will faithfully and fully perform transition duties as requested by the Company through January 31, 2007.

     (b) Mr. Casseri hereby fully and finally releases, waives, and discharges any and all legal claims against the Company that he has through the date that he signs this Agreement. This full and final release, waiver, and discharge extends to legal claims of any kind or nature whatsoever, including, without limitation, rights and claims under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefits Protection Act (“OWBPA”), the Americans with Disabilities Act (“ADA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Family and Medical Leave Act (“FMLA”), the New York Human Rights Law, the New York City Human Rights Law, and discrimination and retaliation claims under any other applicable federal, state, or local law. It further extends to any and all other legal claims that Mr. Casseri now has, whether or not he knows about such claims; claims for attorney fees; claims of any kind or nature whatsoever arising from his employment or separation from employment with the Company (including, without limitation, claims of breach of contract; claims for compensation and remuneration of any kind whatsoever such as holiday pay, vacation pay, and bonus compensation; and claims of wrongful or illegal termination, defamation, invasion of privacy, fraud, and/or infliction of emotional distress), and claims for any other alleged unlawful employment practices arising out of or relating to his employment or separation from employment. Mr. Casseri will not commence any lawsuits against the Company except as necessary to enforce its obligations under this Agreement. The consideration that Mr. Casseri is receiving under this Agreement has a value that is greater than anything to which he is entitled. Other than what is provided in this Agreement, the Company has no obligations to Mr. Casseri.
     (c) Mr. Casseri will on January 31, 2007, or sooner if requested by the Company, return to the Company any and all of the Company’s property in his possession or under his control, including, without limitation, keys, equipment, and documents, and all copies of same.
     (d) CTN and Mr. Casseri are parties to a Non-Compete and Confidentiality Agreement dated March 9, 2006. In consideration of the Company’s promises in this Agreement, Mr. Casseri agrees to enter into an “Amendment No. 1 to Non-Compete and Confidentiality Agreement” in the form attached hereto as Exhibit A.
     3. Additional Agreements and Understandings.
     (a) For purposes of the waivers of claims in this Agreement, “Mr. Casseri” means Kenneth A. Casseri, all and each of his past and present heirs, representatives, executors, administrators, and any other person who has or obtains legal rights through him. Further, for purposes of this Agreement, the “Company” means Global Traffic Network, Inc., and all and each of its past and present parent, subsidiary, and affiliated companies; and all and each of the past and present officers, directors, members, governors, shareholders, insurers, attorneys, employees, successors and assigns of any and all of the foregoing entities.
     (b) The provisions of this Agreement shall be held in confidence by Mr. Casseri and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that (i) Mr. Casseri may disclose this Agreement to his immediate family; (ii) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (iii) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements;

and (iv) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.
     4. Mr. Casseri’s Rights to Counsel, Consider, and Revoke.
     The Company hereby advises Mr. Casseri to consult with an attorney prior to signing this Agreement.
     Mr. Casseri understands that he may take up to twenty-one (21) days to consider his waiver of age discrimination rights and claims under the ADEA, beginning on the date on which he receives this Agreement. He further understands that, if he signs this Agreement, he may revoke his waiver of age discrimination rights and claims under the ADEA within seven (7) days thereafter, and his waiver will not be effective or enforceable until this seven-day period has expired. To revoke this waiver, he must put the revocation in writing and deliver it to the Company in care of William L. Yde III by hand or by mail within seven (7) calendar days of the date he signs this Agreement. If he delivers the revocation by mail, it must be:
•	postmarked within 7 calendar days of the day on which he signs this Agreement;

•	addressed to the Company in care of William L. Yde III, Chairman, CEO and President, 800 Second Avenue, 5th Floor, New York, New York 10017; and

•	sent by certified mail, return receipt requested.
     Mr. Casseri understand that if he revokes his waivers as provided above, this Agreement will be null and void, all of the Company’s obligations to him under this Agreement will immediately cease, and the Company will owe him no further amounts hereunder. His employment will still end effective at the close of business on January 31, 2007.
     5. Non-Admission. The Company enters into this Agreement expressly disavowing fault, liability and wrongdoing, liability at all times having been denied. Neither this Agreement, nor anything contained in it, shall be construed as an admission by the Company of any liability, wrongdoing or unlawful conduct whatsoever. If this Agreement is not executed, no term of this Agreement shall be deemed an admission by the Company of any right Mr. Casseri may have with or against the Company.
     6. Severability. If a court of competent jurisdiction invalidates any provision of this Agreement, then all of the remaining provisions of this Agreement shall continue unabated and in full force and effect.
     7. Entire Agreement. This Agreement is the complete understanding between the parties and supersedes all prior written or verbal communications or agreements with regard to its subject matter; provided, however, that nothing in this Agreement is intended to or may be construed to modify, impair, or terminate any of Mr. Casseri’s obligations under the Non-Compete and Confidentiality Agreement except as expressly provided in Section 2(d) above. This Agreement may not be modified or amended except in a writing signed by both Mr. Casseri and the Company.

     8. Governing Law. This Agreement shall be governed by the substantive laws of the State of New York without regard to conflicts of law principles.
     9. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.
     The parties have read this Agreement carefully and understand all of its terms. In agreeing to sign this Agreement, neither party has relied on any statements or explanations made by the other, or their respective agents or attorneys, other than their respective promises in this Agreement.

Date January 16, 2007	/s/ Kenneth A. Casseri
Kenneth A. Casseri

Date January 16, 2007	Global Traffic Network, Inc.
By /s/ Scott Cody
Title Chief Financial Officer

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